SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 12, 2004

Beckman Coulter, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

4300 N. Harbor Boulevard
Fullerton, California 92834-3100
(Address of principal executive offices) (Zip Code)

(714) 871-4848
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On October 12, 2004, Beckman Coulter and Wells Fargo Bank entered into an agreement (the “Trust Agreement”) under which the Company retains Wells Fargo to act as Trustee of the Company’s Benefit Equity Trust. This new trust replaces one that has been in existence since 1993 with a different trustee. The establishment of the trust completes plans established when the Board of Directors approved a share repurchase for pre-funding of employee stock benefit programs and authorized a trust to be set up to administer the repurchased shares for these plans.

The Trust Agreement specifies that the trust shall be for the exclusive purpose of assisting the Company in providing benefits and defraying expenses of the trust. Its primary purpose is to hold shares of Beckman Coulter common stock for distribution to benefit plans as needed by those plans in order to fulfill their obligations to distribute stock to the plan beneficiaries. The shares held in the trust will be considered to be outstanding for voting and other purposes. In order to provide the initial funding for the trust, the Company intends to transfer into the trust the 5 million shares acquired through the Company’s share repurchase program, which are currently being held as treasury shares.

The Trust Agreement specifies that no part of the income or corpus of the trust fund shall be recoverable by the Company, except upon a termination of the trust under certain limited circumstances. However, in the event of the Company’s bankruptcy or insolvency, no further distributions will be made from the trust and any remaining assets held by the trust will be subject to the claims of the Company’s general creditors.

The Company may terminate the trust only if it determines that (i) the Department of Labor or a court of competent jurisdiction has determined or would be likely to determine that the assets of the trust are subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, (ii) the Internal Revenue Service or a court of competent jurisdiction has determined or would be likely to determine that any portion of the trust fund is presently taxable to any participant or beneficiary of the trust or (iii) the Company does not have any further obligations under any of the plans which the trust supports.

Unless terminated earlier in accordance with the provisions described above, the trust will terminate automatically on the earlier of (i) the date the trust does not contain any assets or (ii) on the date that is 21 years following the death of the youngest participant identified to Wells Fargo in 2004. In general, if the trust terminates pursuant to any of the provisions described above, the trust assets will be distributed equally among the participants then entitled to receive benefits under the specified benefit plans or arrangements. The trust will also terminate if it does not contain any assets.

The Trust Agreement contains a minimum distribution schedule and includes administrative provisions addressing, among other subjects, how shares are distributed to the various benefit plans, how the shares are to be voted, the power and authorities of the trustee, resignation and replacement of the trustee, and compensation of the trustee. With respect to compensation of the trustee, the Trust Agreement specifies that there will be a separate fee agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2004

BECKMAN COULTER, INC.

By:	/s/ JACK E. SOROKIN
Name:	Jack E. Sorokin
Title:	Assistant General Counsel